                                              OppenheimerFunds, Inc.
                                            Two World Financial Center
                                          225 Liberty Street, 11th Floor
                                           New York, New York 10281-1008

November 6, 2008

The Board of Trustees
Oppenheimer Target Distribution Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 5,882.353 Class A shares,  58.824 Class C shares,  58.824 Class N shares and 58.824 Class Y shares of Oppenheimer Target  Distribution Fund (the "Fund"),  at a net asset value per share of $17.00 for such class, for an aggregate purchase price of 103,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                Very truly yours,

                                OppenheimerFunds, Inc.

                                By:      /s/ John V. Murphy
                                         ____________________________
                                         John V. Murphy, Chairman,
                                         Chief Executive Officer and Director